Exhibit 10.44

Loan Agreement

Party A:	REN Xiaoheng

Party B:	Beijing Zhongtulian Culture & Education Development Center

1.	Regarding the Loan

To support Party B’s need for business development, Party A loaned ¥5 million to Party B on May 4, 2016 and designated Party B’s account as the one for receiving the wire deposit of the said amount.

Upon discussion between the Parties hereto, it is determined that the interest rate on the aforementioned loan is the floating rate on the basis of the bench mark lending rate for the same period of 1-year to 3-year loans published by the People’s Bank of China.

2.	Regarding the Repayment

Party A agrees that the term of the loan is two years starting from the date of receiving the loan and that the loan is due May 3, 2018.

Party B promises that, if financial condition allows, Party B will prepay in full or in part the aforementioned loan.

3.	Other Matters

This Agreement will become effective upon the date of execution by both Party A and Party B.

This Agreement is in two counterparts and will become effective upon the date of execution by both Party A and Party B.

Party A:	/s/ REN Xiaoheng

Party B:	/seal/ Beijing Zhongtulian Culture Education Development Center.